Tyler Technologies To Acquire For The Record

Acquisition will usher courts and justice agencies into the future of courtroom operations

PLANO, Texas (February 2, 2026) – Tyler Technologies, Inc. (NYSE: TYL) announced today it has signed a definitive agreement to acquire For The Record, a digital court-recording pioneer with over 30 years of experience as a trusted category innovator. The transaction, which has a cash purchase price of approximately $212.5 million, is expected to close in the first quarter of 2026, subject to the satisfaction of customary closing conditions and regulatory approvals.

For The Record’s SaaS solutions offer sophisticated, secure, and accurate digital recordings that solve operational challenges and industry demands in all 50 U.S. states and around the world, in an industry facing a declining number of court reporters. For The Record has advanced its platform to include “legal grade” speech-to-text and real-time, multilingual transcription technology powered by artificial intelligence (AI). Its proprietary, cloud-enabled software is specifically designed for the complexities of today’s courtrooms.

“For The Record and Tyler Technologies have a shared mission of improving access to justice through transformative technology, creating a seamless courtroom ecosystem for judges, clerks, and attorneys,” said Tony Douglass, chief executive officer of For The Record. “By becoming a part of Tyler, we will combine a leading recording solution for courtrooms with Tyler’s complementary technologies in the courts and justice space to deliver truly comprehensive solutions that benefit the industry.”

Incorporating For The Record’s solutions into Tyler’s Justice portfolio will allow for the creation of the definitive and complete court record, unifying previously fragmented data for the benefit of our clients. By bridging the data courtrooms generate every day with the digital case file and accelerating tasks that data can inform through AI, these solutions offer a new category of “judicial intelligence.” The unprecedented visibility and productivity this allows for goes beyond simple recording and transcription; connecting the digital record to the case file in near real-time heightens awareness for all stakeholders and allows court staff to focus on high-value work to increase courtroom efficiency.

“Tyler and For The Record share a deep understanding of complex judicial workflows and the immense potential of responsible AI,” said Brian McGrath, president of Tyler’s Courts & Justice Division. “This acquisition creates a powerful synergy between the digital record and the case file. Responsible technology has always been required to support the judiciary, and it is a core competency of Tyler. Bringing For The Record onboard accelerates our ability to innovate with next-generation technologies. Ultimately, this empowers us to deliver a new level of resources and insight to the justice system for the benefit of our clients.”

For The Record’s solutions record, securely store, and manage access to hundreds of thousands of hours of court proceedings in all 50 U.S. states, including the Superior Court of Los Angeles County, King County Superior Court in Washington, Trial Courts of Massachusetts, and the Superior Court of Arizona in Maricopa County.

Founded in 1993, For The Record is headquartered in Phoenix, Arizona, with additional offices in Boston, Massachusetts, and Brisbane, Queensland (Australia). The management and staff of For The Record will become part of Tyler’s Courts & Justice Division after closing.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of integrated software and technology services for the public sector. Tyler’s end-to-end solutions empower local, state, and federal government entities to operate efficiently and transparently with residents and each other. By connecting data and processes across disparate systems, Tyler’s solutions transform how clients turn actionable insights into opportunities and solutions for their communities. Tyler has more than 45,000 successful installations across 15,000 locations, with clients in all 50 states, Canada, the Caribbean, Australia, and other international locations. Tyler has been recognized numerous times for growth and innovation, including on Government Technology’s GovTech 100 list. More information about Tyler Technologies, an S&P 500 company headquartered in Plano, Texas, can be found at tylertech.com.

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Contact: Jennifer Kepler
Tyler Technologies
972.713.3770
Media.team@tylertech.com

Source: Tyler Technologies
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